Exhibit 99.2
Explanatory Note: The information presented in this Exhibit 99.2 was derived from the Quarterly Report on Form 10-Q for Towers Watson & Co. filed with the Securities and Exchange Commission on November 9, 2015. This information has not been updated to reflect events occurring after the filing date of the original filings and should be read in conjunction with the Towers Watson & Co. previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, subsequent filings with the Securities and Exchange Commission and the Willis Towers Watson Public Limited Company filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and subsequent filings with the Securities and Exchange Commission.
Financial Statement Overview
The table below sets forth our condensed consolidated statements of operations and data as a percentage of revenue for the periods indicated.
Condensed Consolidated Statements of Operations
(Thousands of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2015		2014
Revenue	$895,621	100%	$878,107	100%
Operating expenses	766,221	86%	752,109	86%
Income from operations	129,400	14%	125,998	14%
Non-operating income/(loss)	54,541	6%	(434)	—
INCOME BEFORE INCOME TAXES	183,941	21%	125,564	14%
Provision for income taxes	60,558	7%	44,062	5%
NET INCOME BEFORE NON-CONTROLLING INTERESTS	123,383	14%	81,502	9%
Less: Income/(loss) attributable to non-controlling interests	1	—%	(56)	—%
NET INCOME (attributable to common stockholders)	$123,382	14%	$81,558	9%
Diluted earnings per share (attributable to common stockholders)	$1.78		$1.16
Revenue
Revenue for the three months ended September 30, 2015 was $895.6 million, compared to $878.1 million for the three months ended September 30, 2014, an increase of $17.5 million, or 2.0%. This growth in revenue was driven by our Exchange Solutions and Talent and Rewards segments, offset by our Benefits and Risk and Financial Services segments. The Benefits segment experienced an expected decrease in bulk lump sum projects partially offset by increases in the areas of healthcare consulting and international consulting. The Exchange Solutions segment revenue growth was due to increased enrollments and increased health and welfare administration work. The Risk and Financial Services segment experienced lower consulting demand partially offset by growth in recurring software sales. The Talent and Rewards segment revenue growth was due to consulting work in support of mergers and acquisitions activity, seasonal benefit enrollment work and the timing of survey delivery.
Shown below are Towers Watson’s top five markets based on percentage of consolidated revenue for the three months ended September 30, 2015 and the fiscal years ended June 30, 2015 and 2014.

	Three Months Ended	Fiscal Year
	September 30, 2015	2015	2014
United States	60%	56%	53%
United Kingdom	20%	19%	20%
Canada	4%	5%	6%
Germany	3%	4%	5%
Netherlands	2%	2%	2%

Our results from operations can be materially impacted by changes in currency conversions, which can fluctuate significantly over the course of a fiscal year. For the three months ended September 30, 2015, currency translation decreased our consolidated revenue by $41.9 million. The primary currencies driving the change were the British Pound, the Euro and the Canadian Dollar.
We evaluate our revenue on an as reported, constant currency and organic basis. We believe providing constant currency and organic information provides valuable supplemental information regarding our results, consistent with how we evaluate our performance internally.

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Constant Currency Change - Represents the year over year change in revenues excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the adjusted prior year revenues to the current year as reported revenues for the same period.

•	Organic Change - The organic presentation excludes both the impact of fluctuations in foreign currency exchange rates, as described above, as well as the impact of acquisitions and divestitures.
The constant currency and organic change results, and a reconciliation from the as reported results for consolidated revenues are included in the table presented below. These results are also reported by segment and line of business in the Segment Analysis tables presented within this Exhibit 99.2.
The components of the change in revenue generated for the three months ended September 30, 2015 and 2014 are as follows:

	Three Months Ended			Components of Revenue Change
	September 30,		As Reported Change	Currency Impact	Constant Currency Change	Acquisitions/Divestitures	Organic Change
	2015	2014
Revenue	$895,621	$878,107	2%	(5)%	7%	1%	6%
Net Income (attributable to common stockholders)
Net income attributable to common stockholders for the first quarter of fiscal year 2016 was $123.4 million, an increase of $41.8 million compared to $81.6 million for the first quarter of fiscal year 2015.
The increase in net income for the first quarter of fiscal year 2016 was primarily driven by a gain (net of tax) on the sale of our Human Resources Service Delivery (“HRSD”) practice of $37.2 million and growth in revenues. This growth was offset by increases in operating expenses, as discussed above.
Net income can be materially impacted by changes in currency conversions, which can fluctuate significantly over the course of a fiscal year. For the three months ended September 30, 2015, currency translation decreased our consolidated net income by $0.8 million. The primary currencies driving the change were the British Pound, the Euro and the Canadian Dollar.
Diluted Earnings Per Share (attributable to common stockholders)
Diluted earnings per share for the first quarter of fiscal year 2016 was $1.78, compared to $1.16 for the first quarter of fiscal year 2015.
Increases in diluted earnings per share for the three months ended September 30, 2015 was primarily driven by a gain on the sale of HRSD and growth in revenues. This growth was offset by increases in operating expenses, as discussed above.
Segment Analysis
We provide services in four business segments: Benefits; Exchange Solutions; Risk and Financial Services; and Talent and Rewards.
Towers Watson employed approximately 16,500 and 16,300 full-time associates as of September 30, 2015 and June 30, 2015, respectively, in the following segments:

	September 30, 2015	June 30, 2015
Benefits	7,100	6,900
Exchange Solutions	2,400	2,300
Risk and Financial Services	1,950	1,900
Talent and Rewards	2,600	2,700
Other	650	600
Business Services (includes Corporate and field support)	1,800	1,900
Total associates	16,500	16,300
Segment revenue excludes amounts that were directly incurred on behalf of our clients and reimbursed by them (reimbursed expenses); however, these amounts are included in consolidated revenue.
Benefits Segment. The Benefits segment is our largest and most established segment. For the three months ended September 30, 2015, the Benefits segment contributed 52% of our segment revenue. For the same period, approximately 39% of the Benefits segment’s revenue originated from outside the United States and is thus subject to translation exposure resulting from foreign exchange rate fluctuations. The Benefits segment provides benefits consulting and administration services through four lines of business:

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Retirement — This line of business provides actuarial and consulting services for large defined benefit and defined contribution plans, including consulting on plan design, funding and risk management strategies. The Retirement business also helps clients assess the costs and risks of retirement plans on cash flow, earnings and the balance sheet, the effects of changing workforce demographics on their retirement plans, and retiree benefit adequacy and security.

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Health and Group Benefits — The Health and Group Benefits line of business provides plan management consulting across the full spectrum of health and group benefit programs, including health, dental, disability, life and other coverage.

•	Technology and Administration Solutions — This line of business provides pension outsourcing services to hundreds of clients across multiple industries.

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International Consulting — To help multinational companies address the challenges of operating in the global marketplace, the International Consulting line of business provides expertise in dealing with international human capital management, as well as related benefits and compensation advice for corporate headquarters and their overseas subsidiaries.

A significant portion of the revenue in this segment is from recurring work, driven in large part by the heavily regulated nature of employee benefits plans and our clients’ annual needs for these services. Revenue for the Retirement business is typically seasonal, as most of our work pertains to calendar-year-end reporting and compliance related to the completion of pension plan valuations; thus, the third quarter of our fiscal year is typically the strongest quarter.
Revenue generated from each line of business within the Benefits segment for three months ended September 30, 2015 and September 30, 2014 were as follows:

	Three Months Ended September 30,			Components of Revenue Change
			As Reported Change	Currency Impact	Constant Currency Change	Acquisitions/Divestitures	Organic Change
	2015	2014
Revenue by line of business:	(in thousands)
Retirement	$303,884	$322,640	(6)%	(5)%	(1)%	—%	(1)%
Health and Group Benefits	80,968	79,384	2%	(2)%	4%	—%	4%
Technology and Administration Solutions	45,616	49,192	(7)%	(7)%	—%	—%	—%
International Consulting	17,556	14,371	22%	(6)%	28%	—%	28%
Total revenue (net of reimbursable expenses)	$448,024	$465,587	(4)%	(5)%	1%	—%	1%
Benefits revenue was $448.0 million for the first quarter of fiscal year 2016, compared to $465.6 million for the first quarter of fiscal year 2015, a decrease of 4%. On an organic basis, our Benefits segment revenue grew 1%. Revenue from our Retirement business, which makes up a majority of the segment, decreased 1%, primarily due to lower bulk lump sum activity in the

Americas region, partially offset by an increase in consulting work across all regions. Our Health and Group Benefits business revenue increased 4%, primarily due to new plan management work and special projects in North America, and expansion of our Global Health and Group Benefits business in Latin America and Asia Pacific. Our Technology and Administration Solutions business was flat due to a decrease in bulk lump sum activity in the Americas region, offset by increased pension administration and special projects in Europe, Middle East and Africa (“EMEA”). Our International business revenue increased 28%, with growth in all regions, primarily due to an increase in mergers and acquisitions (“M&A”) activity in the Americas and EMEA regions.
Exchange Solutions Segment. Exchange Solutions accounted for approximately 14% of our segment revenue for the three months ended September 30, 2015. For the same period, approximately 2% of the Exchange Solutions segment’s revenue originated from outside the United States and is thus subject to translation exposure resulting from foreign exchange rate fluctuations. The Exchange Solutions segment has two lines of business:

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Retiree & Access Exchanges — This line of business provides primary medical and ancillary benefit exchange services to retirees and pre-65 individuals through its proprietary ‘group to individual’ technology platform, which tightly integrates patented call routing technology, an efficient quoting enrollment engine, a custom-developed Customer Relationship Management (“CRM”) system and comprehensive insurance carrier connectivity.

•	Other — This line of business is comprised of three practices:

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Active Exchanges — This practice is focused on delivering group benefit exchanges serving the active employees of virtually any employer across the United States. Using our proprietary BenefitConnect or Bright Choices exchange platforms, combined with our expertise in creating high-performing benefit plan designs, we believe we are well-positioned to help our clients simplify their benefits delivery, while lowering the total cost of benefits and related administration. We have relationships with more than 500 broker partners to access and service the small to mid-size group market and offer both fully-insured and self-insured exchanges to meet the needs of our employer clients.

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Consumer-Directed Accounts — This practice uses its Software as a Service (“SaaS”)-based technology and related services to deliver consumer-driven health care and reimbursement accounts, including health savings accounts (“HSAs”), health reimbursement arrangements (“HRAs”) and other consumer-directed accounts. While its core focus is on health plan accounts, this proprietary platform supports more than 30 other account types including tuition, adoption, commuter and child care.

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Health and Welfare Administration — This practice provides a complete suite of health and welfare outsourcing services to approximately 100 clients across multiple industries. By combining our proprietary BenefitConnect technology platform with our disciplined approach to customer service, we believe we can cost-effectively offer clients high-touch service.

A significant portion of the revenue in this segment is recurring in nature, driven by either the commissions from the policies we sell or from long-term service contracts with our clients that typically range from three to five years. Revenue across this segment is seasonal, driven by the fact that we typically increase our membership levels significantly effective January 1, after calendar year-end benefits elections. This results in revenues that are higher in the second half of the fiscal year than the first half of the fiscal year. Costs are also seasonal and tend to be higher during the first half of the fiscal year, because we deploy temporary resources to service the enrollment activity associated with our client’s January 1-effective transitions.
Revenue generated from each line of business within the Exchange Solutions segment for the three months ended September 30, 2015 and September 30, 2014 were as follows:

	Three Months Ended September 30,			Components of Revenue Change
			As Reported Change	Currency Impact	Constant Currency Change	Acquisitions/Divestitures	Organic Change
	2015	2014
Revenue by line of business:	(in thousands)
Retiree & Access Exchanges	$66,515	$52,739	26%	—%	26%	—%	26%
Other	51,976	33,543	55%	—%	55%	24%	31%
Total revenue (net of reimbursable expenses)	$118,491	$86,282	37%	—%	37%	9%	28%
Exchange Solutions revenue was $118.5 million for the first quarter of fiscal year 2016, compared to $86.3 million for the first quarter of fiscal year 2015, an increase of 37%. Our Retiree and Access Exchanges revenue increased 26%. Revenues for this business are recognized over the related policy year and as such, the increase in the first quarter of fiscal year 2016 is driven by strong annual and off-cycle enrollments in the prior year. Revenue in our Other business grew 31% on an organic basis due to an expanded client base and a strong demand for special projects in our Health and Welfare Administration practice. In the fourth quarter of fiscal year 2015, we acquired Acclaris Holdings, Inc. which makes up our Consumer Directed Accounts practice in the Exchange Other line of business. The Consumer Directed Accounts practice contributed approximately $8.0 million in revenues for the first quarter of fiscal year 2016. As of our latest fiscal year ended June 30, 2015, we had approximately 840,000 OneExchange Retiree members and approximately 330,000 lives on our Active Exchanges.
Risk and Financial Services Segment. The Risk and Financial Services segment accounted for 16% of our segment revenue for the three months ended September 30, 2015. Approximately 73% of the segment’s revenue for the three months ended September 30, 2015 originated from outside the United States and is thus subject to translation exposure resulting from foreign exchange rate fluctuations. Within the Risk and Financial Services segment, we have two lines of business:

•	Risk Consulting and Software — This line of business serves the insurance industry as well as corporate clients with respect to their insurance and risk management needs.

•	Investment — The Investment line of business helps our clients manage investment complexity, establish their risk tolerance and improve governance.
The segment has a strong base of recurring revenue, driven by long-term client relationships in retainer investment consulting assignments, software solutions, consulting services on financial reporting, and actuarial opinions on property/casualty loss reserves. Some of these relationships have been in place for more than 20 years. A portion of the revenue is related to project work, which is more heavily dependent on the overall level of discretionary spending by clients. This work is favorably influenced by strong client relationships, particularly related to M&A consulting. Major revenue growth drivers include changes in regulations, the level of M&A activity in the insurance industry, and growth in pension and other asset pools.
Revenue generated from each line of business within the Risk and Financial Services segment for the three months ended September 30, 2015 and September 30, 2014 were as follows:

	Three Months Ended September 30,			Components of Revenue Change
			As Reported Change	Currency Impact	Constant Currency Change	Acquisitions/Divestitures	Organic Change
	2015	2014
Revenue by line of business:	(in thousands)
Risk Consulting and Software	$81,905	$90,724	(10)%	(7)%	(3)%	—%	(3)%
Investment	55,818	57,302	(3)%	(9)%	6%	—%	6%
Total revenue (net of reimbursable expenses)	$137,723	$148,026	(7)%	(8)%	1%	—%	1%
Risk and Financial Services revenue was $137.7 million for the first quarter of fiscal year 2016, compared to $148.0 million for the first quarter of fiscal year 2015, a decrease of 7%. On an organic basis, our Risk and Financial Services segment revenue increased 1%. Risk Consulting and Software business revenue decreased 3% due to lower consulting demand in the Americas, while software sales increased. Our Investment business revenue grew by 6%, with growth in all regions, due to an increase in performance fees, new client relationships, and project work.
Talent and Rewards Segment. Talent and Rewards accounted for approximately 18% of our segment revenue for the three months ended September 30, 2015. Approximately 43% of the segment’s revenue for the three months ended September 30, 2015 originated from outside the United States and is thus subject to translation exposure resulting from foreign exchange rate fluctuations. The Talent and Rewards Segment has three lines of business:

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Executive Compensation — This line of business advises clients’ management and boards of directors on all aspects of executive pay programs, including base pay, annual bonuses, long-term incentives, perquisites and other benefits.

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Rewards, Talent and Communication — This line of business offers a broad array of advisory services focused on designing and implementing Rewards and Talent Management programs and processes. These solutions help companies attract and deploy talent, engage them over time, manage and reward their performance, develop their skills, provide them with relevant career paths, communicate with them and manage organizational change initiatives.

•	Data, Surveys and Technology — This line of business provides benchmarking data, employee surveys and HR software to help companies administer and manage their talent management and reward programs.
Revenue for the Talent and Rewards segment has increasing seasonality, with a meaningful amount of heightened activity in the first half of our fiscal year during the annual compensation, benefits and survey cycles. Major revenue growth drivers in this group include demand for workforce productivity improvements and labor cost reductions, focus on high performance culture, globalization of the workforce, changes in regulations and benefits programs, M&A activity, the demand for universal metrics related to workforce engagement and the opportunity to leverage technology to manage annual talent management and reward processes.
Revenue generated from each line of business within the Talent and Rewards segment for the three months ended September 30, 2015 and September 30, 2014 were as follows:

	Three Months Ended September 30,			Components of Revenue Change
			As Reported Change	Currency Impact	Constant Currency Change	Acquisitions/Divestitures	Organic Change
	2015	2014
Revenue by line of business:	(in thousands)
Executive Compensation	$33,009	$33,624	(2)%	(5)%	3%	—%	3%
Rewards, Talent and Communication	62,046	61,792	—%	(5)%	5%	—%	5%
Data, Surveys and Technology	65,236	57,878	13%	(6)%	19%	(2)%	21%
Total revenue (net of reimbursable expenses)	$160,291	$153,294	5%	(5)%	10%	—%	10%
Talent and Rewards revenue was $160.3 million for the first quarter of fiscal year 2016, compared to $153.3 million for the first quarter of fiscal year 2015, an increase of 5%. On an organic basis, Talent and Rewards revenue increased 10%. Our Executive Compensation business revenue grew by 3%, primarily due to regulatory changes in Asia and increased project work across all regions. Rewards, Talent and Communication revenue, which is primarily project-oriented, increased 5%, due to M&A activity and strong client demand in the Americas and EMEA regions. Data, Surveys and Technology business revenue increased 21%, due to increased demand for employee engagement surveys and the timing of survey delivery. During the first quarter of fiscal year 2016, we divested of our Human Resources Service Delivery practice which was a component of our Talent and Rewards segment. We divested this business to enhance our focus on other targeted areas like software offerings, integrating the Saville Consulting acquisition, and continuing to drive market leadership of our core businesses.
Additional Consolidated Financial Information
The table below details condensed consolidated operating expenses for the three months ended September 30, 2015 and 2014, as well as each item’s corresponding percentage of revenue:

	Three Months Ended September 30,
	2015		2014
Operating expenses	(in thousands)
Salaries and employee benefits	$544,472	61%	$533,528	61%
Professional and subcontracted services	65,112	7%	62,205	7%
Occupancy	31,745	4%	36,073	4%
General and administrative expenses	71,370	8%	75,434	9%
Depreciation and amortization	44,192	5%	44,869	5%
Transaction and integration expenses	9,330	1%	—	—%
Total operating expenses	$766,221		$752,109
Salaries and Employee Benefits
Our most significant expense is compensation to associates, which typically comprises approximately 70% of total costs of providing services. Salaries and employee benefits are comprised of wages paid to associates, related taxes, severance, benefit expenses such as pension, medical and insurance costs, and fiscal year-end incentive bonuses. We compensate our directors, executive officers and other select associates with incentive non-cash stock-based compensation awards which generally vest equally over three years. Generally, we use a graded vesting expense methodology that assumes the equity awards are issued to participants in equal amounts of shares that vest over one year, two years and three years, giving the effect of more expense in the first year than the second and third. Our equity awards are settled in Towers Watson Class A common stock.

Salaries and employee benefits were $544.5 million for the first quarter of fiscal year 2016, an increase of $11.0 million, or 2%, compared to $533.5 million for the first quarter of fiscal year 2015. Our discretionary annual bonus is based on pre-bonus profitability, and fluctuates based on our operating results. We experienced a $7.7 million increase in bonus expense for the first quarter of fiscal year 2016 partially offset by a decrease in stock-based compensation expense of $7.5 million. Also, our fringe benefits expense increased by $8.4 million for the first quarter of fiscal year 2016 driven by higher medical coverage costs. Salaries and employee benefits were 61% of revenues for each of the first quarters of fiscal years 2016 and 2015.
Professional and Subcontracted Services
Professional and subcontracted services represent fees paid to external service providers for employment, marketing and other services. On average, and for all periods presented, 30% to 40% of the professional and subcontracted services were directly incurred on behalf of clients and were reimbursed by them, with such reimbursements being included in revenue.
Professional and subcontracted services for the first quarter of fiscal year 2016 were $65.1 million, compared to $62.2 million for the first quarter of fiscal year 2015, an increase of $2.9 million, or 5%. This was primarily due to an increase in health reimbursement arrangements (“HRA”) fees associated with the growth of the Retiree and Access Exchanges business. Professional and subcontracted services were 7% of revenue for each of the first quarters of fiscal years 2016 and 2015.
Occupancy
Occupancy includes expenses for rent and utilities, as well as the net reduction to rent related to the amortization of acquired favorable and unfavorable lease agreements.
Occupancy expenses were $31.7 million for the first quarter of fiscal year 2016, compared to $36.1 million for the first quarter of fiscal year 2015, a decrease of $4.4 million, or 12%. The decrease in occupancy expenses primarily relates to consolidation of office space during fiscal year 2015. Occupancy expenses were 4% of revenue for each of the first quarters of fiscal years 2016 and 2015.
General and Administrative Expenses
General and administrative expenses include legal, marketing, supplies, telephone and networking costs to operate office locations, as well as insurance, including premiums on excess insurance and losses on professional liability claims, non-client-reimbursed travel by associates, publications and professional development. This line item also includes miscellaneous expenses, including gains and losses on foreign currency transactions.
General and administrative expenses for the first quarter of fiscal year 2016 were $71.4 million, compared to $75.4 million for the first quarter of fiscal year 2015, a decrease of $4.0 million, or 5%. The decrease was primarily driven by lower professional insurance and foreign currency expense for the current year. General and administrative expenses were 8% and 9% of revenue for the first quarter of fiscal years 2016 and 2015, respectively.
Depreciation and Amortization
Depreciation and amortization includes the depreciation of fixed assets and amortization of intangible assets and internally-developed software.
Depreciation and amortization expenses for the first quarter of fiscal year 2016 were $44.2 million, compared to $44.9 million for the first quarter of fiscal year 2015, a decrease of $0.7 million, or 2%. Depreciation and amortization expenses were and 5% of revenue for each of the first quarters of fiscal years 2016 and 2015.
Transaction and Integration Expenses
Transaction and integration expenses include fees and charges associated with our mergers and acquisitions and principally consist of integration consultants, contract termination fees, as well as legal, accounting, marketing, and information technology integration expenses.
Transaction and integration expenses were $9.3 million for the three months ended September 30, 2015. These expenses are primarily related to costs associated with the recently announced Towers Watson | Willis Merger. As a percentage of revenue, transaction and integration expenses were 1% for the three months ended September 30, 2015, and there were no transaction and integration expenses for the three months ended September 30, 2014. Upon completion of the Towers Watson | Willis Merger, we anticipate increased expenses related to transaction and integration expenses in subsequent periods.

Other Non-operating Income
Other non-operating income for the first quarter of fiscal year 2016 was $55.4 million, compared to $0.8 million for the first quarter of fiscal year 2015. The increase is primarily related to the gain on the sale of our HRSD practice in the amount of $55.4 million.
Provision for Income Taxes
Provision for income taxes for the first quarter of fiscal year 2016 was $60.6 million, compared to $44.1 million for the first quarter of fiscal year 2015. The effective tax rate was 32.9% for the first quarter of fiscal year 2016 and 35.1% for the first quarter of fiscal year 2015. The prior year effective tax rate for the three months ended September 30, 2014 was higher due to increases in uncertain tax positions of 2.4%.
Summarized Consolidated Cash Flows
The following table presents the summarized consolidated cash flow information for the three months ended September 30, 2015 and 2014:

	Three Months Ended September 30,
	2015	2014
	(in thousands)
Net cash (used in)/from:
Operating activities	$(160,572)	$(205,182)
Investing activities	74,423	(43,260)
Financing activities	88,270	75,259
Effect of exchange rate changes on cash and cash equivalents	(17,306)	(11,316)
Decrease in cash and cash equivalents	(15,185)	(184,499)
Cash and cash equivalents beginning of period	715,151	727,849
Cash and cash equivalents end of period	$699,966	$543,350
Cash Flows Used In Operating Activities.
Cash flows used in operating activities were $160.6 million for the three months ended September 30, 2015, compared to cash flows used in operating activities of $205.2 million for the three months ended September 30, 2014.
The significant source of cash provided by operating activities during the three months ended September 30, 2015 and September 30, 2014 were provided by cash collections from customers, totaling $946.1 million and $854.5 million, respectively.
In addition to the normal funding of our operations, the primary uses of cash from operating activities during the three months ended September 30, 2015 and 2014 related to the annual payout of the bonus as well as the payment of pension contributions to our qualified plans or benefit payments made through our non-qualified plans. In the three months ended September 30, 2015, we had net tax refunds in the amount of $26.4 million compared to tax payments of $63.8 million for the three months ended September 30, 2014. The refunds in the first quarter of fiscal year 2016 were driven by U.S income tax accounting method changes while the additional payments in the first quarter of fiscal year 2015 were largely driven by the taxable gain recognized in connection with the sale of our Brokerage business to JLT in November 2013 and U.S. estimated tax payments related to fiscal year 2015. Our bonus payment made in the first quarter of fiscal year 2016 increased from the payment made in the first three months of fiscal year 2015 by $71.9 million. Pension payments were $48.6 million and $74.3 million, for the three months ended September 30, 2015 and 2014, respectively.
The allowance for doubtful accounts increased $4.0 million from June 30, 2015 to September 30, 2015. The number of days of sales outstanding increased to 79 days at September 30, 2015, compared to 77 days at June 30, 2015. Our working capital increased from June 30, 2015 by $185.7 million to $891.1 million at September 30, 2015.
Cash Flows From/(Used In) Investing Activities.
Cash flows from investing activities for the three months ended September 30, 2015 were $74.4 million, driven by net proceeds of $65.3 million from the sale of HRSD and redemptions of held to maturity investments of $74.2 million. These cash inflows were partially offset by $36.2 million in fixed asset purchases and capitalized costs of developing internal and external software and other investment activity of $28.9 million.
Cash flows used in investing activities of $43.3 million for the three months ended September 30, 2014 were driven $33.6 million in fixed asset purchases and capitalized costs of developing internal and external facing software and the $20.1 million net purchase of held-to-maturity investments. These outflows were offset by proceeds resulting from the sale or redemption of $11.7 million of available for sale securities.
Cash Flows From Financing Activities.
Cash flows from financing activities for the three months ended September 30, 2015 were $88.3 million. The primary drivers during the period were $90.0 million net borrowings on our Senior Credit Facility offset by $10.5 million in dividends paid. During the three months ended September 30, 2015, the average outstanding balance on our Senior Credit Facility was $44.3 million, and the largest outstanding balance during that period was $160.0 million.
Cash flows from financing activities were $75.3 million for the three months ended September 30, 2014. The primary drivers during the period were $135.0 million net borrowings on our Senior Credit Facility offset by a $6.3 million repayment on our Term Loan. In addition to the net cash inflows from our borrowings, we paid $9.7 million in dividends and spent $37.4 million to repurchase shares under our repurchase authorizations. During the three months ended September 30, 2014, the average outstanding balance on our Senior Credit Facility was $22.9 million and the largest outstanding balance was $145.0 million.